As filed with the Securities and Exchange Commission on June 21, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APOLLO GLOBAL MANAGEMENT, LLC

(Exact Name of Registrant as Specified in Its Governing Instruments)

Delaware	20-8880053
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John J. Suydam, Esq.

Chief Legal Officer

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

(212) 515-3200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of Communications to:

Monica K. Thurmond, Esq.

Catherine L. Goodall, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

(212) 373-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Class A shares, representing Class A limited liability company interests	100,000,000 shares	$33.24	$407,026,193	$49,332

(1)

This Registration Statement registers 100,000,000 Class A shares representing Class A limited liability company interests of Apollo Global Management, LLC issuable upon exchange of an equivalent number of partnership or limited liability company units, as applicable, of the Apollo Operating Group entities. This Registration Statement also relates to indeterminate number of additional Class A shares to be issued as a result of share splits, share dividends or similar transactions.

(2)

Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c) under the Securities Act. The offering price and registration fee are based upon the average of the high and low sale prices for the Class A shares of Apollo Global Management, LLC reported by the New York Stock Exchange on June 14, 2019. Pursuant to Rule 415(a)(6), the Registrant is including on this new registration statement the 87,754,928 Class A shares that were previously registered pursuant to a registration statement on Form S-3 (filed No. 333-211226) and remain unsold thereunder. The filing fee in connection with such unsold securities was originally paid in connection with that previously filed registration statement, and such filing fee will continue to be applied to such unsold securities.

PROSPECTUS

Apollo Global Management, LLC

100,000,000 Class A Shares

Representing Class A Limited Liability Company Interests

We may issue from time to time up to 100,000,000 Class A shares, representing Class A limited liability company interests of Apollo Global Management, LLC, to holders of Apollo Operating Group units upon exchange of up to an equal number of Apollo Operating Group units.

“Apollo Operating Group” refers to (i) the limited partnerships and limited liability companies through which our Managing Partners currently operate our businesses and (ii) one or more limited partnerships or limited liability companies formed for the purpose of, among other activities, holding certain of our gains or losses on our principal investments in the funds, which we refer to as our “principal investments.” Each Apollo Operating Group entity has an identical number of partner or limited liability company units, as applicable, and, when held together, one Class A limited partner or limited liability company unit, as applicable, in each of the Apollo Operating Group entities together represent one “Apollo Operating Group unit.” We conduct all of our material business activities through the Apollo Operating Group and, through wholly-owned subsidiaries, which are the sole general partner or sole member, as applicable, of each of the Apollo Operating Group entities.

We are registering the issuance of our Class A shares to permit holders of Apollo Operating Group units who exchange their Apollo Operating Group units to sell without restriction in the open market or otherwise any of our Class A shares that they receive upon exchange.

We will not receive any cash proceeds from the issuance of any of our Class A shares upon an exchange of Apollo Operating Group units, although we will acquire the Apollo Operating Group units exchanged for our Class A Shares that we issue to an exchanging holder.

Our Class A shares are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “APO.” On June 20, 2019, the closing price of our Class A shares on the NYSE was $34.18 per share.

Investing in our Class A shares involves risks. You should carefully read and consider the risk factors described under “Risk Factors” beginning on page 10 of this prospectus and in the documents incorporated by reference herein and therein before you make an investment in our Class A shares.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 21, 2019.

i

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a “shelf” registration process.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In considering the performance information included in or incorporated by reference in this prospectus relating to our funds, prospective Class A shareholders should bear in mind that the performance of our funds is not indicative of the possible performance of our Class A shares and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results.

In addition, an investment in our Class A shares is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. This prospectus relates solely to Class A shares.

We have not authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus or the documents incorporated by reference in this prospectus. You must not rely on any unauthorized information or representations.

The distribution of this prospectus and the offering and sale of the Class A shares in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the Class A shares in any jurisdiction in which such offer or invitation would be unlawful.

VALUATION AND RELATED DATA

This prospectus contains valuation data relating to the Apollo funds and related data that have been derived from such funds. When considering the valuation and related data presented in this prospectus, you should bear in mind that the historical results of the private equity, credit and real assets funds that Apollo has managed or sponsored in the past are not indicative of the future results that you should expect from the Apollo funds or from us.

TERMS USED IN THIS PROSPECTUS

When used in this prospectus, unless the context otherwise requires:

•	“APO Corp.” refers to APO Corp., a Delaware corporation and a wholly-owned subsidiary of Apollo Global Management, LLC;

•

“Apollo”, “we”, “us”, “our” and the “Company” refer collectively to Apollo Global Management, LLC, a Delaware limited liability company, and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require;

•

“Apollo funds”, “our funds” and references to the “funds” we manage, refer to the funds (including the parallel funds and alternative investment vehicles of such funds), partnerships, accounts, including strategic investment accounts, or “SIAs”, alternative asset companies and other entities for which subsidiaries of the Apollo Operating Group provide investment management or advisory services;

•

“Apollo Operating Group” refers to (i) the limited partnerships and limited liability companies through which our Managing Partners currently operate our businesses and (ii) one or more limited partnerships or limited liability companies formed for the purpose of, among other activities, holding certain of our gains or losses on our principal investments in the funds, which we refer to as our “principal investments.”;

•

“Assets Under Management”, or “AUM”, refers to the assets of the funds, partnerships and accounts to which we provide investment management, advisory, or certain other investment-related services, including, without limitation, capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. Our AUM equals the sum of::

(i)

the net asset value, or “NAV,” plus used or available leverage and/or capital commitments, or gross assets plus capital commitments, of the credit funds, partnerships and accounts for which we provide investment management or advisory services, other than certain collateralized loan obligations (“CLOs”), collateralized debt obligations (“CDOs”), and certain permanent capital vehicles, which have a fee-generating basis other than the mark-to-market value of the underlying assets;

(ii)

the fair value of the investments of the private equity and real assets funds, partnerships and accounts we manage or advise plus the capital that such funds, partnerships and accounts are entitled to call from investors pursuant to capital commitments, plus portfolio level financings; for certain permanent capital vehicles in real assets, gross asset value plus available financing capacity;

(iii)	the gross asset value associated with the reinsurance investments of the portfolio company assets we manage or advise; and

(iv)

the fair value of any other assets that we manage or advise for the funds, partnerships and accounts to which we provide investment management, advisory, or certain other investment-related services, plus unused credit facilities, including capital commitments to such funds, partnerships and accounts for investments that may require pre-qualification or other conditions before investment plus any other capital commitments to such funds, partnerships and accounts available for investment that are not otherwise included in the clauses above.

Our AUM measure includes Assets Under Management for which we charge either nominal or zero fees. Our AUM measure also includes assets for which we do not have investment discretion, including certain assets for which we earn only investment-related service fees, rather than management or advisory fees. Our definition of AUM is not based on any definition of Assets Under Management contained in our operating agreement or in any of our Apollo fund management agreements. We consider multiple factors for determining what should be included in our definition of AUM. Such factors include but are not limited to (1) our ability to influence the investment decisions for existing and available assets; (2) our ability to generate income from the underlying assets in our funds; and (3) the AUM measures that we use internally or believe are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, our calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. Our calculation also differs from the manner in which our affiliates registered with the Commission report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways;

•

“Athene Holding” refers to Athene Holding Ltd. (together with its subsidiaries, “Athene”), a leading retirement services company that issues, reinsures and acquires retirement savings products designed for the increasing number of individuals and institutions seeking to fund retirement needs, and to which Apollo, through its consolidated subsidiary Athene Asset Management LLC (“Athene Asset Management” or “AAM’), provides asset management and advisory services;

•

“Athora” refers to a strategic platform established to acquire or reinsure blocks of insurance business in the German and broader European life insurance market (collectively, the “Athora Accounts”). The Company, through its consolidated subsidiary, AAME, provides investment advisory services to Athora. Athora Non-Sub-Advised Assets includes the Athora assets which are managed by Apollo but not sub-advised by Apollo nor invested in Apollo funds or investment vehicles. Athora Sub-Advised includes assets which the Company explicitly sub-advises as well as those assets in the Athora Accounts which are invested directly in funds and investment vehicles Apollo manages;

•	“BRH” refers to BRH Holdings GP, Ltd;

•	“Contributing Partners” refer to those of our partners and their related parties (other than our Managing Partners) who indirectly beneficially own (through Holdings) Apollo Operating Group units;

•

“gross IRR” of a private equity fund represents the cumulative investment-related cash flows (i) for a given investment for the fund or funds which made such investment, and (ii) for a given fund, in the relevant fund itself (and not any one investor in the fund), in each case, on the basis of the actual timing of investment inflows and outflows (for unrealized investments assuming disposition on March 31, 2019 or other date specified) aggregated on a gross basis quarterly, and the return is annualized and compounded before management fees, performance fees and certain other expenses (including interest incurred by the fund itself) and measures the returns on the fund’s investments as a whole without regard to whether all of the returns would, if distributed, be payable to the fund’s investors. In addition, gross IRRs at the fund level will differ from those at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Gross IRR does not represent the return to any fund investor;

•

“Holdings” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership through which our Managing Partners and Contributing Partners indirectly beneficially own their interests in the Apollo Operating Group units;

•

“inflows” represents (i) at the individual segment level, subscriptions, commitments, and other increases in available capital, such as acquisitions or leverage, net of inter-segment transfers, and (ii) on an aggregate basis, the sum of inflows across the credit, private equity and real assets segments;

•	“IRS” refers to the Internal Revenue Service;

•

“Managing Partners” refer to Messrs. Leon Black, Joshua Harris and Marc Rowan collectively and, when used in reference to holdings of interests in Apollo or Holdings, includes certain related parties of such individuals;

•

“net IRR” of a private equity fund means the gross IRR applicable to a fund, including returns for related parties which may not pay fees or performance fees, net of management fees, certain expenses (including interest incurred or earned by the fund itself) and realized performance fees all offset to the extent of interest income, and measures returns at the fund level on amounts that, if distributed, would be paid to investors of the fund. The timing of cash flows applicable to investments, management fees and certain expenses, may be adjusted for the usage of a fund’s subscription facility. To the extent that a fund exceeds all requirements detailed within the applicable fund agreement, the estimated unrealized value is adjusted such that a percentage of up to 20.0% of the unrealized gain is allocated to the general partner of such fund, thereby reducing the balance attributable to fund investors. In addition, net IRR at the fund level will differ from that at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Net IRR does not represent the return to any fund investor;

•	“our manager” means AGM Management, LLC, a Delaware limited liability company that is controlled by our Managing Partners;

•

“performance allocations”, “performance fees”, “performance revenues”, “incentive fees” and “incentive income” refer to interests granted to Apollo by an Apollo fund that entitle Apollo to receive allocations, distributions or fees which are based on the performance of such fund or its underlying investments;

•

“permanent capital vehicles” refers to (a) assets that are owned by or related to Athene or Athora Holding Ltd. (“Athora Holding” and together with its subsidiaries, “Athora”), (b) assets that are owned by or related to MidCap FinCo Designated Activity Company (“MidCap”) and managed by Apollo, (c) assets of publicly traded vehicles managed by Apollo such as Apollo Investment Corporation (“AINV”), Apollo Commercial Real Estate Finance, Inc. (“ARI”), Apollo Tactical Income Fund Inc. (“AIF”), and Apollo Senior Floating Rate Fund Inc. (“AFT”), in each case that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law and (d) a non-traded business development company from which Apollo earns certain investment-related service fees. The investment management agreements of AINV, AIF and AFT have one year terms, are reviewed annually and remain in effect only if approved by the boards of directors of such companies or by the affirmative vote of the holders of a majority of the outstanding voting shares of such companies, including in either case, approval by a majority of the directors who are not “interested persons” as defined in the Investment Company Act of 1940. In addition, the investment management agreements of AINV, AIF and AFT may be terminated in certain circumstances upon 60 days’ written notice. The investment management agreement of ARI has a one year term and is reviewed annually by ARI’s board of directors and may be terminated under certain circumstances by an affirmative vote of at least two-thirds of ARI’s independent directors. The investment management or advisory arrangements between MidCap and Apollo, as well as between Athene and Apollo, may also be terminated under certain circumstances. The agreement pursuant to which Apollo earns certain investment-related service fees from a non-traded business development company may be terminated under certain limited circumstances;

•	“Strategic Investor” refers to the California Public Employees’ Retirement System, or “CalPERS”; and

•

“Unrealized Value” refers to the fair value consistent with valuations determined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), for investments not yet realized and may include payments in kind, accrued interest and dividends receivable, if any, and before the effect of certain taxes. In addition, amounts include committed and funded amounts for certain investments.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and, where applicable, supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 1, 2019 (the “2018 Annual Report”).

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the Commission on May 6, 2019.

•	Our Current Reports on Form 8-K, filed with the Commission on January 22, 2019, February 7, 2019, June 11, 2019 and June 14, 2019.

•	The description of the Class A shares set forth in our registration statement on Form 8-A filed with the Commission on March 21, 2011.

All documents and reports that we file with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the later of (1) the completion of the offering of the Class A shares described in this prospectus and (2) the termination of the offering of the Class A shares pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Telephone: (212) 515-3200

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement or any free writing prospectus that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus and any pricing supplement that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Except as described above or elsewhere in this prospectus, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act, as amended (the “Securities Act”), with respect to the Class A shares issuable upon exchange of Apollo Operating Group units that are offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement on Form S-3 and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us, Apollo Operating Group units and the Class A shares that are issuable upon exchange of such Apollo Operating Group units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

You may inspect and obtain these reports and other information without charge at the website maintained by the Commission. The address of this website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the Commission. You can inspect and obtain them without charge at the Commission’s website. We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.apollo.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to invest in our Class A shares.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Apollo Global Management, LLC since the date of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this prospectus, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new credit, private equity, or real assets funds, market conditions generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, including the factors described in the Company’s 2018 Annual Report, and other such factors as may be described from time to time in our periodic filings with the Commission, which are accessible on the Commission’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and in our other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

THE COMPANY

Founded in 1990, Apollo is a leading global alternative investment manager. We are a contrarian, value-oriented investment manager in credit, private equity, and real assets, with significant distressed investment expertise. We have a flexible mandate in many of the funds we manage which enables our funds to invest opportunistically across a company’s capital structure. We raise, invest and manage funds on behalf of some of the world’s most prominent pension, endowment and sovereign wealth funds, as well as other institutional and individual investors.

Apollo is led by our Managing Partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 30 years and lead a team of 1,212 employees, including 408 investment professionals, as of March 31, 2019. This team possesses a broad range of transaction, financial, managerial and investment skills. We have offices in New York, Los Angeles, San Diego, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong, Shanghai and Tokyo. We operate our credit, private equity, and real assets investment management businesses in a highly integrated manner, which we believe distinguishes us from other alternative investment managers. Our investment professionals frequently collaborate across disciplines. We believe that this collaboration, including market insight, management, banking and consultant contacts, and investment opportunities, enables the funds we manage to more successfully invest across a company’s capital structure. This platform and the depth and experience of our investment team have enabled us to deliver strong long-term investment performance for our funds throughout a range of economic cycles.

As of March 31, 2019, we had total AUM of $303.0 billion, including approximately $193.7 billion in credit, $77.3 billion in private equity and $32.0 billion in real assets. We have consistently produced attractive long-term investment returns in our private equity funds, generating a 39% gross IRR and a 25% net IRR on a compound annual basis from inception through March 31, 2019. We have grown our total AUM at a 22% compound annual growth rate from December 31, 2008 to March 31, 2019. In addition, we benefit from mandates with long-term capital commitments in our credit, private equity and real assets businesses. Our long-lived capital base allows us to invest our funds’ assets with a long-term focus, which is an important component in generating attractive returns for our fund investors. We believe the long-term capital we manage also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets has historically been more challenging than during periods of economic expansion. As of March 31, 2019, more than 90% of our AUM was in funds with a contractual life at inception of seven years or more, and 49% of our AUM was in permanent capital vehicles.

Our revenues and other income consist principally of (i) management fees, which may be based upon a percentage of the committed or invested capital, adjusted assets, gross invested capital, fund net asset value, stockholders’ equity or the capital accounts of the limited partners of the funds, and may be subject to offset as discussed in note 2 to the consolidated financial statements in our 2018 Annual Report, (ii) advisory and transaction fees, net relating to certain actual and potential credit, private equity and real assets investments as more fully discussed in note 2 to the consolidated financial statements in our 2018 Annual Report, (iii) income based on the performance of our funds, which consists of allocations, distributions or fees from our credit, private equity and real assets funds, and (iv) investment income from our investments as general partner in the form of principal investment income and income from other direct investments primarily in the form of net gains from investment activities as well as interest and dividend income.

Our ability to grow our AUM and revenues depends on our performance and on our ability to attract new capital and fund investors, which we have done successfully for more than 30 years. The following are key elements of our growth strategy:

•	continuing to achieve long-term returns in our funds;

•	continuing our commitment to our fund investors;

•	raising additional investment capital for our current businesses;

•	expanding into new investment strategies, markets and businesses; and

•	pursuing complementary and strategic acquisitions.

Apollo Global Management, LLC is a Delaware limited liability company that was formed on July 3, 2007. Our principal executive offices are located at 9 West 57th Street, New York, New York 10019, and our telephone number is (212) 515-3200. We maintain a website at www.apollo.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

The exchange of your Apollo Operating Group units for our Class A shares involves a high degree of risk. You should carefully consider the specific risks described in our 2018 Annual Report and the various risk factors incorporated by reference in the prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.” These risk factors may be amended, supplemented or superseded from time to time in the applicable prospectus supplement and by other reports we file with the Commission in the future. If any of these risks were to occur, the Company’s business, financial condition or operating results could be harmed, which may reduce our ability to pay distributions on or redeem the Class A shares. In addition, the trading price of the Class A shares may be adversely affected. You may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of any of our Class A shares upon exchange of Apollo Operating Group units pursuant to this prospectus, although we will acquire the Apollo Operating Group units exchanged for our Class A shares that we may issue to an exchanging holder.

EXCHANGE OF APOLLO OPERATING GROUP UNITS

Upon consummation of the private offering transactions that occurred in 2007 pursuant to which we sold Class A shares to certain initial purchasers and accredited investors in transactions exempt from the registration requirements of the Securities Act (“Private Offering Transactions”), we entered into an exchange agreement with Holdings. Under the exchange agreement, subject to the vesting and minimum retained ownership requirements and transfer restrictions set forth in the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities, each such holder of Apollo Operating Group units (and certain transferees thereof) may up to four times each year, upon notice (subject to the terms of the exchange agreement), exchange these partnership or limited liability company units, as applicable, for Class A shares on a one-for-one basis, subject to customary conversion rate adjustments for splits, distributions and reclassifications. Under the exchange agreement, to effect an exchange a holder of partnership or limited liability company units, as applicable, in the Apollo Operating Group must simultaneously exchange one partnership or limited liability company unit, as applicable, in each of the Apollo Operating Group entities. As a holder exchanges its Apollo Operating Group units, our indirect interest in the Apollo Operating Group entities will be correspondingly increased.

The exchange agreement was amended and restated on May 6, 2013, and further amended and restated on each of March 5, 2014, May 5, 2016 and April 28, 2017 (the “Exchange Agreement”). The amendments to the original exchange agreement (i) permit exchanging holders certain rights to revoke exchanges of their Apollo Operating Group units in whole, but not in part, in certain circumstances; (ii) permit transfers of a holder’s exchanged shares to a qualifying entity that can sell them under a Rule 10b5-1 trading plan; (iii) require the Company to use its commercially reasonable efforts to file and keep effective a shelf registration statement relating to the exchange of Class A shares received upon an exchange of Apollo Operating Group units; (iv) modify the exchange mechanics to address certain tax considerations of an exchange for exchanging holders; and (v) require exchanging holders to reimburse APO Corp. for any incremental U.S. federal income tax incurred by APO Corp. as a result of the modification of the exchange mechanics.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our manager and its affiliates (including our Managing Partners), on the one hand, and us and our Class A shareholders, on the other hand.

Whenever a potential conflict arises between our manager or its affiliates, on the one hand, and us or any Class A shareholders, on the other hand, our manager may resolve that conflict. Our operating agreement contains provisions that reduce and eliminate our manager’s duties (including fiduciary duties) to the Class A shareholders. Our operating agreement also restricts the remedies available to Class A shareholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

Under our operating agreement, our manager will not be in breach of its obligations under the operating agreement or its duties to us or our Class A shareholders if the resolution of the conflict is:

•	approved by a conflicts committee of our board of directors comprised entirely of one or more independent directors, although our manager is not obligated to seek its approval;

•

approved by the vote of a majority of the voting power of our outstanding voting shares, excluding any voting shares owned by our manager or its affiliates, although our manager is not obligated to seek the approval of our Class A shareholders;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to us and our shareholders, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our manager does not seek approval from a conflicts committee of our board of directors or our Class A shareholders and it determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that in making its decision our manager acted in good faith, and in any proceeding brought by or on behalf of any shareholder or us or any other person bound by our operating agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our operating agreement, our manager or a conflicts committee of our board of directors may consider any factors it determines in good faith to consider when resolving a conflict. Our operating agreement provides that our manager will be conclusively presumed to be acting in good faith if our manager subjectively believes that the decision made or not made is in the best interests of the company.

The standards set forth in the four bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our operating agreement. These procedures benefit our manager by providing our manager with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our manager to resolve conflicts of interest—including that our manager has the right to determine not to seek the approval of Class A shareholders with respect to the resolution of such conflicts—our manager may resolve conflicts of interests pursuant to the operating agreement in a manner that Class A shareholders may not believe to be in their or in our best interests. Neither our Class A shareholders nor we will have any recourse against our manager if our manager satisfies one of the standards described in the four bullet points above.

In addition to the provisions relating to conflicts of interest, our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or otherwise applicable law. For example, our operating agreement provides that when our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any Class A shareholders and will not be subject to any different standards imposed by the operating agreement, the Delaware Limited Liability Company Act (the “Delaware LLC Act”) or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our Class A shareholders will only have recourse and be able to seek remedies against our manager if our manager breaches its obligations pursuant to our operating agreement. Unless our manager breaches its obligations pursuant to our operating agreement, we and our Class A shareholders will not have any recourse against our manager even if our manager were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our operating agreement, our operating agreement provides that our manager and its officers and directors will not be liable to us or our Class A shareholders for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our manager or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These modifications are detrimental to the Class A shareholders because they restrict the remedies available to Class A shareholders for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Also, if our manager obtains the approval of our conflicts committee, the resolution will be conclusively deemed to be fair and reasonable to us and not a breach by our manager of any duties it may owe to us or our shareholders. This is different from the situation with Delaware corporations, where a conflict resolution by a committee consisting solely of independent directors may, in certain circumstances, merely shift the burden of demonstrating unfairness to the plaintiff. If you purchase a Class A share, you will be treated as having consented to the provisions set forth in the operating agreement, including provisions regarding conflicts of interest situations that, in the absence of such provisions, might be considered a breach of fiduciary or other duties under applicable state law. As a result, shareholders will, as a practical matter, not be able to successfully challenge an informed decision by the conflicts committee.

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our manager may affect the amount of cash flow from operations available for distribution to our Class A shareholders.

The amount of cash flow from operations that is available for distribution to our Class A shareholders is affected by decisions of our manager regarding such matters as:

•	amount and timing of cash expenditures, including those relating to compensation;

•	amount and timing of investments and dispositions;

•	indebtedness;

•	tax matters;

•	reserves; and

•	issuance of additional equity securities, including Class A shares, or additional Apollo Operating Group units.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our manager to our Class A shareholders. Our operating agreement provides that we and our subsidiaries may borrow funds from our manager and its affiliates on terms that are fair and reasonable to us, provided, however, that such borrowings will be deemed to be fair and reasonable if (i) they are approved in accordance with the terms of the operating agreement, (ii) the terms are no less favorable to us than those generally being provided to or available from unrelated third parties or (iii) the terms are fair and reasonable to us, taking into account the totality of the relationship between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to us).

We will reimburse our manager and its affiliates for expenses.

Our manager will not have any business activities other than managing and operating us. We will reimburse our manager and its affiliates for all costs incurred in managing and operating us, and our operating agreement provides that our manager will determine the expenses that are allocable to us. There are no ceilings on the expenses for which we will reimburse our manager and its affiliates.

Our manager intends to limit its liability regarding our obligations.

Our manager intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our manager, its assets or its owners. Our operating agreement provides that any action taken by our manager to limit its liability or our liability is not a breach of our manager’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Class A shareholders will have no right to enforce obligations of our manager and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our manager and its affiliates, on the other, will not grant to the Class A shareholders, separate and apart from us, the right to enforce the obligations of our manager and its affiliates in our favor.

Contracts between us, on the one hand, and our manager and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our operating agreement allows our manager to determine in its sole discretion any amounts to pay itself or its affiliates for any services rendered to us. Our manager may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the operating agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our manager and its affiliates on the other, are or will be the result of arm’s-length negotiations.

Our manager will determine the terms of any of these transactions entered into on terms that it deems are fair and reasonable to us.

Our manager and its affiliates have no obligation to permit us to use any facilities or assets of our manager and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our manager and its affiliates to enter into any contracts of this kind.

We may not choose to retain separate counsel for ourselves or for the holders of Class A shares.

The attorneys, independent auditors and others who will perform services for us in connection with the offering of the securities described in this prospectus will be selected by our manager and may perform services for our manager and its affiliates. We may retain separate counsel for ourselves or the holders of our Class A shares in the event of a conflict of interest between our manager and its affiliates, on the one hand, and us or the holders of our Class A shares, on the other, depending on the nature of the conflict, but are not required to do so.

Our manager’s affiliates may compete with us.

Our operating agreement provides that our manager will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in the non-competition and non-solicitation agreements to which our managing partners are subject, affiliates of the manager, including our managing partners, are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us.

Certain of our subsidiaries have obligations to investors in our funds that may conflict with your interests.

Our subsidiaries that serve as the managers of our funds have fiduciary and contractual obligations to the investors in those funds. As a result, we expect to regularly take actions with respect to the allocation of investments among our funds (including funds that have different fee structures), the purchase or sale of investments in our funds, the structuring of investment transactions for those funds, the advice we provide or otherwise that comply with these fiduciary and contractual obligations. In addition, our managing directors have made personal investments in a variety of our funds, which may result in conflicts of interest among investors in our funds and our Class A shareholders regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. Federal income tax considerations of our managing directors may conflict with your interests.

Because our managing directors hold their Apollo Operating Group units through entities that are not subject to corporate income taxation, and Apollo Global Management, LLC holds Apollo Operating Group units through wholly-owned subsidiaries, some of which are subject to corporate income taxation, conflicts may arise between our managing directors and Apollo Global Management, LLC relating to the selection and structuring of investments. Our Class A holders will be deemed to expressly acknowledge that our manager is under no obligation to consider the separate interests of our Class A shareholders (including without limitation the tax consequences to Class A holders) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

The Delaware LLC Act provides that Delaware limited liability companies may in their operating agreements expand, restrict or eliminate the duties, including fiduciary duties, otherwise owed by a manager to the limited liability company.

Our operating agreement contains various provisions modifying, restricting and eliminating the duties, including fiduciary duties, that might otherwise be owed by our manager. We have adopted these restrictions to allow our manager and its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. These modifications are detrimental to our Class A shareholders because they restrict the remedies available to our Class A shareholders for actions that, without those limitations, might constitute breaches of duty, including a fiduciary duty, as described below, and they permit our manager to take into account the interests of third parties in addition to our interests when resolving conflicts of interest.

The following is a summary of the material restrictions of the fiduciary duties owed by our manager to our Class A shareholders:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in an operating agreement providing otherwise, the duty of care would generally require a manager to act for the limited liability company in the same manner as a prudent person would act on his own behalf. In the absence of a provision in an operating agreement providing otherwise, the duty of loyalty would generally prohibit a manager of a Delaware limited liability company from taking any action or engaging in any transaction that is not in the best interests of the limited liability company where a conflict of interest is present.

Operating Agreement Modified Standards	General

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or our Class A shareholders, and will not be subject to any different standards imposed by the operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity. In addition, when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligation to us or the Class A shareholders whatsoever. These standards reduce the obligations to which our manager would otherwise be held.

In addition, our operating agreement provides that our manager and its officers and directors will not be liable to us or our Class A shareholders or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the manager or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special Provisions Regarding Affiliated Transactions

Our operating agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of Class A shareholders and that are not approved by the conflicts committee of our board of directors or by our Class A shareholders must be:

•  on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•  “fair and reasonable” to us taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our manager does not seek approval from the conflicts committee or our Class A shareholders and the board of directors of our manager determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of us or any of our Class A shareholders, or any other person bound by our operating agreement, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our manager would otherwise be held.

Rights and Remedies of Class A Shareholders	The Delaware LLC Act generally provides that a member or an assignee of a limited liability company interest may institute legal action on behalf of the limited liability company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a member or an assignee of a limited liability company interest to institute legal action on behalf of himself and all other similarly situated members or assignees to recover damages from a manager for violations of its fiduciary duties to the members or assignees.

By holding our Class A shares, each Class A shareholder will automatically agree to be bound by the provisions in our operating agreement, including the provisions described above. This is in accordance with the policy of the Delaware LLC Act favoring the principle of freedom of contract and the enforceability of operating agreements. The failure of a Class A shareholder to sign our operating agreement does not render our operating agreement unenforceable against that person.

We have agreed to indemnify our manager and any of its affiliates and any member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any of our affiliates and certain other specified persons, to the fullest extent permitted by law, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our manager or these other persons. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our manager could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the Commission such indemnification is contrary to public policy and therefore unenforceable. See “Description of Class A Shares and Operating Agreement—Operating Agreement—Indemnification.”

DESCRIPTION OF CLASS A SHARES AND OPERATING AGREEMENT

The following descriptions of our shares and provisions of our operating agreement are summaries and are qualified by reference to our operating agreement, which is incorporated by reference in this prospectus.

Shares

Our operating agreement authorizes us to issue an unlimited number of shares. As of May 3, 2019, four classes of shares have been designated, including 200,525,287 Class A shares, one Class B share, 11,000,000 Series A Preferred Shares and 12,000,000 Series B Preferred Shares issued and outstanding.

Class A Shares

All of the outstanding Class A shares are duly issued. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares, other than the Strategic Investor and its affiliates, are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Class A shares held by the Strategic Investor and its affiliates have no voting rights, although their written consent will be required for certain changes to our operating agreement, including in respect of share splits and combinations, capital accounts, allocation of the items and distributions, dissolution and liquidation, requirements for amending our operating agreement and mergers, consolidations or sales of substantially all our assets, if such changes would have a disproportionate adverse impact on the Strategic Investor or its affiliates. Class A shares owned by the Strategic Investor will become entitled to vote upon transfers by the Strategic Investor or one of its affiliates in accordance with the lenders rights agreement, dated as of July 13, 2007, by and among the Company, our manager, BRH, and the Strategic Investor (the “Lenders Rights Agreement”). Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors when the Apollo control condition is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Distribution Rights

Holders of Class A shares will share ratably (based on the number of Class A shares held) in any distribution declared by our manager out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Distributions consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution. Such assets will be distributed to the holders of our Class A shares pro rata based upon the number of shares held by them.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event that our manager determines that we should seek relief pursuant to Section 7704(e) of the Internal Revenue Code of 1986, as amended (the “Code”) to preserve our status as a partnership for U.S. Federal (and applicable state) income tax purposes, we and each of our shareholders will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as are required by the tax authorities to preserve our status as a partnership.

Listing

Our Class A shares are listed on the NYSE under the symbol “APO.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares is American Stock Transfer & Trust Company.

We will be entitled to recognize the person in whose name any shares are registered on the books of the transfer agent as of the opening of business on a particular business day as owner, or record holder, of such shares, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, regardless of whether we have actual or other notice thereof, except as otherwise provided by law, including any applicable rule, regulation, guideline or requirement of any national securities exchange on which such shares are listed for trading. Without limiting the foregoing, when a person is acting as nominee, agent or in some other representative capacity for another person in acquiring and/or holding the shares, as between us on the one hand and such other person on the other, such representative person shall be deemed the record holder of such share.

Operating Agreement

Manager

Our operating agreement provides that so long as the Apollo Group (as defined below) beneficially owns at least 10% of the aggregate number of votes that may be cast by holders of outstanding voting shares, our manager, which is indirectly owned and controlled by our Managing Partners, will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it. We refer to the Apollo Group’s beneficial ownership of at least 10% of such voting power as the “Apollo control condition.” For purposes of our operating agreement, the “Apollo Group” means (i) our manager and its affiliates, including their respective general partners, members and limited partners, (ii) Holdings and its affiliates, including their respective general partners, members and limited partners, (iii) with respect to each Managing Partner, such Managing Partner and such Managing Partner’s “group” (as defined in Section 13(d) of the Exchange Act), (iv) any former or current investment professional of or other employee of an “Apollo employer” (as defined below) or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group), (v) any former or current executive officer of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group); and (vi) any former or current director of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group). With respect to any person, “Apollo employer” means Apollo Global Management, LLC or such other entity controlled by Apollo Global Management, LLC or its successor as may be such person’s employer but does not include any portfolio companies.

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligations to us or our shareholders whatsoever. When our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders and will not be subject to any different standards imposed by our operating agreement, the Delaware LLC Act or under any other law, rule or regulation or in equity.

Organization

We were formed on July 3, 2007 and have a perpetual existence.

Purpose

Under our operating agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our manager and that lawfully may be conducted by a limited liability company organized under Delaware law.

Power of Attorney

Each Class A shareholder, and each person who acquires Class A shares in accordance with our operating agreement, grants to our manager and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our manager the authority to amend, and to make consents and waivers under, our operating agreement and certificate of formation, in each case in accordance with our operating agreement.

Board of Directors

For so long as the Apollo control condition is satisfied, our manager shall (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors and (iii) fill any vacancies on our board of directors. After the Apollo control condition is no longer satisfied, each of our directors will be elected by the vote of a plurality of our shares entitled to vote, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Our board of directors currently consists of eight members. For so long as the Apollo control condition is satisfied, our manager may remove any director, with or without cause, at any time. After such condition is no longer satisfied, a director or the entire board of directors may be removed by the affirmative vote of holders of 50% or more of the total voting power of our shares.

In addition, if distributions on a series of the preferred shares have not been declared and paid for the equivalent of six or more quarterly distribution periods, whether or not consecutive, holders of the preferred shares, together as a class with holders of any other series of parity shares with like voting rights, will be entitled to vote for the election of two additional directors to the board of directors. When quarterly distributions have been declared and paid on such series of the preferred shares for four consecutive quarters following such a nonpayment event, the right of the holders of the preferred shares and such parity shares to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting the board of directors will be reduced accordingly.

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

The Delaware LLC Act provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the Company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the Company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the Company, would exceed the fair value of the assets of the Company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the Company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the Company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional Securities

Our operating agreement authorizes us to issue an unlimited number of additional shares and options, rights, warrants and appreciation rights relating to shares for the consideration and on the terms and conditions established by our manager in its sole discretion without the approval of any shareholders.

In accordance with the Delaware LLC Act and the provisions of our operating agreement, we may also issue additional membership interests that have designations, preferences, rights, powers and duties that do not apply to the Class A shares.

Amendment of the Operating Agreement

General

Amendments to our operating agreement may be proposed only by our manager, and our manager is under no obligation or duty to make any amendments to our operating agreement. A proposed amendment, other than those amendments that require the approval of the shareholders or those amendments that are within the unilateral discretion of our manager, both of which are discussed below, will be effective upon the approval of our manager and a majority of the aggregate number of votes that may be cast by holders of voting shares outstanding as of the relevant record date.

Prohibited Amendments

No amendment may be made that would:

•

enlarge the obligations of any Class A shareholder without his or her consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of shares in relation to other classes of shares interests may be approved by at least a majority of the type or class of shares so affected, or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our manager or any of its affiliates without the consent of our manager, which may be given or withheld in its sole discretion.

These two provisions can only be amended upon the approval of the holders of at least 90% of the outstanding voting shares.

No Shareholder Approval

Our manager may generally make amendments to our operating agreement or certificate of formation without the approval of any shareholder to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or its registered office,

•	the admission, substitution, withdrawal or removal of shareholders in accordance with the operating agreement,

•

a change that our manager determines is necessary or appropriate for the Company to qualify or to continue our qualification as a limited liability company or a company in which the Class A shareholders have limited liability under the laws of any state or other jurisdiction or to ensure that the Company and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. Federal income tax purposes,

•	an amendment that our manager determines to be necessary or appropriate to address certain changes in U.S. Federal income tax regulations, legislation or interpretation,

•

an amendment that our manager determines is necessary or appropriate, based on the advice of counsel, to prevent the Company or our manager or its partners, officers, trustees, representatives or agents, from having a material risk of being in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor,

•	a change in our fiscal year or taxable year and related changes,

•

an amendment that our manager determines in its sole discretion to be necessary, desirable or appropriate for the creation, authorization or issuance of any class or series of shares or options, rights, warrants or appreciation rights relating to shares,

•	any amendment expressly permitted in our operating agreement to be made by our manager acting alone,

•	an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our operating agreement,

•

any amendment that in the sole discretion of our manager is necessary or appropriate to reflect and account for the formation by the limited liability company of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our operating agreement,

•

a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of such merger, conversion or conveyance,

•

an amendment effected, necessitated or contemplated by an amendment to any partnership or limited liability company agreement, as applicable, of the Apollo Operating Group entities that requires partners or members, as applicable, of any Apollo Operating Group entity to provide a statement, certification or other proof of evidence regarding whether such shareholder is subject to U.S. Federal income taxation on the income generated by the Apollo Operating Group entity, or

•	any other amendments substantially similar to any of the matters described above.

In addition, our manager may make amendments to our operating agreement without the approval of any shareholder if those amendments, in the discretion of our manager:

•

do not adversely affect our shareholders considered as a whole (including any particular class of shares as compared to other classes of shares, treating the Class A shares and the Class B shares as a separate class for this purpose) in any material respect,

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware LLC Act),

•

are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading,

•	are necessary or appropriate for any action taken by our manager relating to splits or combinations of shares under the provisions of our operating agreement, or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our operating agreement generally prohibits our manager, without the prior approval of the holders of a majority of the voting power of our outstanding voting shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our manager in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries, including affiliates of our manager) without that approval. Our manager may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

However, pursuant to the agreement among Managing Partners (which is further described in “Certain Relationships and Related Party Transactions—Agreement Among Managing Partners” in our 2018 Annual Report), Mr. Black, as a member of the executive committee of our manager, will have the right of veto over, among other things a sale or other disposition of the Apollo Operating Group and/or its subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party (other than through an exchange of Apollo Operating Group units and interests in our Class B share for Class A shares, transfers by a founder or a permitted transferee to another permitted transferee, or the issuance of bona fide equity incentives to any of our non-founder employees) that constitutes (x) a direct or indirect sale of a ratable interest (or substantially ratable interest) in each entity that constitutes the Apollo Operating Group or (y) a sale of all or substantially all of the assets of Apollo.

If conditions specified in our operating agreement are satisfied, our manager may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or the Delaware LLC Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our manager determines that it is no longer in our best interests to continue to be treated as a partnership for U.S. Federal income tax purposes, our manager may elect to treat us as an association or as a publicly traded company taxable as a corporation for U.S. Federal (and applicable state) income tax purposes.

Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (i) the election of our manager to dissolve us, if approved by the holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (ii) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (iii) the entry of a decree of judicial dissolution of our limited liability company; or (iv) at any time that we no longer have any shareholders, unless our businesses are continued in accordance with the Delaware LLC Act.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited liability company, the liquidator authorized to wind up our affairs will, acting with all of the powers of our manager that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the operating agreement and by law and thereafter to the shareholders pro rata according to the percentages of their respective shares as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to Class A shareholders in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the Class A shareholders.

Resignation of the Manager

Our manager may resign at any time by giving notice of such resignation in writing or by electronic transmission to us. Any such resignation shall take effect at the time specified therein. The acceptance of such resignation shall not be necessary to make it effective. Our manager may at any time designate a substitute manager, which substitute manager will, upon the later of the acceptance of such designation and the effective date of such resignation of the departing manager, have control of us under the terms of the operating agreement upon the effective date of the departing manager’s resignation. In the event our manager resigns and does not designate a substitute manager in accordance with the terms of the operating agreement, control of us will shift to our board of directors.

Limited Call Right

If at any time less than 10% of the then issued and outstanding shares of any class, including our Class A shares, are held by persons other than our manager and its affiliates, our manager will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons as of a record date to be selected by our manager, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(i) the current market price as of the date three days before the date the notice is mailed, and

(ii) the highest cash price paid by our manager or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our manager first mails notice of its election to purchase those membership interests.

As a result of our manager’s right to purchase outstanding shares, a Class A shareholder may have his Class A shares purchased at an undesirable time or price. The tax consequences to a Class A shareholder of the exercise of this call right are the same as a sale by that shareholder of his Class A shares in the market. See “Material U.S. Federal Tax Considerations.”

Preemptive Rights

We have not granted any preemptive rights with respect to our Class A shares.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, record Class A shareholders will be entitled to notice of, and to vote at, meetings of our Class A shareholders and to act upon matters as to which Class A shareholders have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, each record holder of a Class A share, other than the Strategic Investor or its affiliates, is entitled to a number of votes equal to the number of Class A shares held. Each outstanding Class A share, other than Class A shares held by the Strategic Investor or its affiliates, shall be entitled to one vote per share on all matters submitted to the shareholders for approval. Class A shares held by the Strategic Investor or its affiliates will not be entitled to vote, although such Class A shares will become entitled to vote upon certain transfers in accordance with the Lenders Rights Agreement. In the case of Class A shares held by our manager on behalf of non-citizen assignees, our manager will distribute the votes on those Class A shares in the same ratios as the votes of shareholders in respect of other Class A shares are cast.

The Class B share that we have issued to BRH was initially entitled to 240,000,000 votes on all matters submitted to a vote of our shareholders. To the extent a Managing Partner or Contributing Partner exercised or will exercise his right to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share has been or will be proportionately reduced. As a result, as of May 3, 2019, the Class B share was entitled to 202,245,561 votes on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of the election of directors, a plurality) of the votes entitled to be cast by all shares present in person or represented by proxy, voting together as a single class.

Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of shareholders or without a meeting, without prior notice and without a vote if consents in writing describing the action so taken are signed by holders owning not less than the minimum percentage of the voting power of the outstanding shares that would be necessary to authorize or take that action at a meeting. Meetings of the shareholders may be called by our manager. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding shares for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the holders of the shares requires approval by holders of a greater percentage of such shares, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Shareholder

By transfer of Class A shares in accordance with our operating agreement, each transferee of Class A shares will be admitted as a shareholder with respect to the Class A shares transferred when such transfer and admission is reflected in our books and records. Except as described in our operating agreement, the Class A shares will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that in the determination of our manager create a substantial risk of cancellation or forfeiture of any property in which the limited liability company has an interest because of the nationality, citizenship or other related status of any Class A shareholder, we may redeem the Class A shares held by that holder at their current market price. To avoid any cancellation or forfeiture, our manager may require each Class A shareholder to furnish information about his nationality, citizenship or related status. If a Class A shareholder fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our manager determines, with the advice of counsel, after receipt of the information that the Class A shareholder is not an eligible citizen, the Class A shareholder may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his Class A shares and may not receive distributions in kind upon our liquidation.

Indemnification

Under our operating agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: our manager; any departing manager; any person who is or was an affiliate of our manager or any departing manager; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any departing manager or any affiliate of us or our subsidiaries, our manager or any departing manager; any person who is or was serving at the request of our manager or any departing manager or any affiliate of our manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our manager. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

We have entered into indemnification agreements with each of our directors, executive officers and certain of our employees which set forth the obligations described above.

We have also agreed to indemnify each of our Managing Partners and certain Contributing Partners against certain amounts that they are required to pay in connection with a general partner obligation for the return of previously made performance fees distributions in respect of Fund IV, Fund V and Fund VI.

We also currently maintain liability insurance for our directors and officers.

Books and Reports

Our manager is required to keep appropriate books of the limited liability company’s business at our principal offices or any other place designated by our manager. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our year ends on December 31 each year.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each shareholder tax information (including Schedule K-1), which describes on a U.S. dollar basis such shareholder’s share of our income, gain, loss and deduction for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, shareholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each shareholder will be required to report for all tax purposes consistently with the information provided by us. See “Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Right to Inspect Our Books and Records

Our operating agreement provides that a shareholder can, for a purpose reasonably related to his or her interest as such a holder, upon reasonable written demand and at his or her own expense, have furnished to him or her:

•	promptly after becoming available, a copy of our U.S. Federal, state and local income tax returns; and

•	copies of our operating agreement, the certificate of formation of the limited liability company, related amendments and powers of attorney under which they have been executed.

Our manager may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our manager believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Director Independence

For so long as the Apollo control condition is satisfied, we are considered a “controlled company” as defined in the listing standards of the NYSE and we are exempt from the NYSE rules that require that:

•	our board of directors be comprised of a majority of independent directors;

•	we establish a compensation committee composed solely of independent directors; and

•	we establish a nominating and corporate governance committee composed solely of independent directors.

While our board of directors is currently comprised of a majority of independent directors, we plan on availing ourselves of the controlled company exceptions. We have elected not to have a nominating and corporate governance committee comprised entirely of independent directors, nor a compensation committee comprised entirely of independent directors. Our board of directors has determined that four of our seven directors meet the independence standards under the NYSE and the Commission. These directors are Messrs. Ducey, Kraft, Krongard and Ms. Richards.

At such time that we are no longer deemed a controlled company, our board of directors will take all action necessary to comply with all applicable rules within the applicable time period under the NYSE listing standards.

COMPARISON OF OWNERSHIP OF APOLLO OPERATING GROUP UNITS AND CLASS A SHARES

The table below highlights a number of the significant differences between the rights and privileges associated with ownership of the Class A shares of Apollo Global Management, LLC and the Apollo Operating Group units. This discussion is intended to assist holders of Apollo Operating Group units in understanding how their investment will change if their Apollo Operating Group units are exchanged for Class A shares. The following information is summary in nature and is not intended to describe all the differences between the Apollo Operating Group units and the Class A shares.

Apollo Global Management, LLC	Apollo Operating Group Entities

Form of Organization and Purpose

Apollo Global Management, LLC was formed as a Delaware limited liability company on July 3, 2007 and completed a reorganization of its predecessor businesses on July 13, 2007.

Under our operating agreement we are permitted to engage, directly or indirectly, in any business activity that is approved by our manager and that lawfully may be conducted by a limited liability company organized under Delaware law. For more information see “Description of Class A Shares and Operating Agreement —Operating Agreement—Organization” and “Description of Class A Shares—Operating Agreement—Purpose.”

Each of Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P. and Apollo Management Holdings, L.P. was formed as a Delaware limited partnership and may engage in any lawful acts for which Delaware limited partnerships may be formed.

Each of Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XII, L.P. and AMH Holdings (Cayman), L.P. was formed as a Cayman Islands exempted limited partnership and may engage in any lawful acts for which Cayman Islands exempted limited partnerships may be formed.

Apollo Principal Holdings XI, LLC, was formed as an Anguilla limited liability company and may engage in any lawful acts for which an Anguillan limited liability company may be formed.

Management

AGM Management, LLC is the manager of Apollo Global Management, LLC. Our manager manages all of our operations and activities. Our manager is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business.	Wholly-owned subsidiaries of Apollo Global Management, LLC are the general partners or members, as applicable, of the Apollo Operating Group entities. The business, property and affairs of the Apollo Operating Group entities are managed under the sole, absolute and exclusive direction of the general partners or board of managers, as applicable.

Additional Equity

Our operating agreement authorizes us to issue an unlimited number of additional shares and options, rights, warrants and appreciation rights relating to shares for the consideration and on the terms and conditions established by our manager in its sole discretion without the approval of any shareholders. For more information see “Description of Class A Shares and Operating Agreement—Operating Agreement—Issuance of Additional Securities.”	The general partners or board of managers, as applicable, may establish, from time to time in accordance with such procedures as they shall determine from time to time, other classes of units, one or more series of any such classes, or other partnership or limited liability company, as applicable, securities with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of units or other partnership or limited liability company, as applicable, securities), as shall be determined by the appropriate general partner or board of managers, as applicable.

Apollo Global Management, LLC	Apollo Operating Group Entities
The general partners or board of managers, as applicable, may, without the written consent of any limited partner or member, as applicable, or any other person, amend, supplement, waive or modify any provision of the respective partnership or limited liability company agreement, as applicable, to reflect any amendment, supplement, waiver or modification that such general partner or board of managers, as applicable, determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the entity.

Distributions

Distributions will be made in the sole discretion of the manager to the Class A shareholders on a pro rata basis. For more information see “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our 2018 Annual Report, which is incorporated by reference in this prospectus.	Pursuant to the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities, the general partners or board of managers, as applicable, of those entities have the right to determine when distributions will be made to the partners or members, as applicable, of the Apollo Operating Group and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the partners or members of the Apollo Operating Group pro rata in accordance with their respective partnership interests or percentage interests, as applicable. In addition, the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities provide for cash distributions, which we refer to as “tax distributions,” to the partners or members of such entities if the general partners or the board of managers, as applicable of the Apollo Operating Group entities determine that the taxable income of the relevant entity or member, as applicable, for a fiscal year will give rise to taxable income for its partners or members, as applicable, to the extent that other distributions made by the such entities for such year were otherwise insufficient to cover such tax liabilities.

Liquidity

Our Class A shares are listed on the NYSE under the symbol “APO.”

Class A shares are securities and are transferable according to the laws governing transfers of securities and our operating agreement. In addition to other rights acquired upon transfer, by acceptance of the transfer of Class A shares in accordance with our operating agreement, a transferee of such Class A shares will be

With limited exceptions, no limited partner or member, as applicable, of the Apollo Operating Group entities or assignees thereof may transfer all or any portion of its partnership or limited liability company units, as applicable, or other interest in the entity (or beneficial interest therein) without the prior consent of the respective general partner or the board of managers, as applicable, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other

Apollo Global Management, LLC	Apollo Operating Group Entities
admitted as a shareholder with respect to the Class A shares transferred when such transfer or issuance is reflected in our books and records, and shall be bound by the terms and provisions of our operating agreement. For more information see “Description of Class A Shares and Operating Agreement—Operating Agreement—Status as Shareholder.”	documents that the general partner or board of managers, as applicable, may require) as are determined by the respective general partner or board of managers, as applicable, in each case in such general partner’s or board of managers’, as applicable, sole discretion.

Fiduciary Duties of Manager/General Partner/Members

Our operating agreement contains provisions that reduce and eliminate our manager’s duties (including fiduciary duties) to the Class A shareholders. Our operating agreement also restricts the remedies available to Class A shareholders for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties). For more information see “Conflicts of Interest and Fiduciary Responsibilities.”	The partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities do not create or impose any fiduciary duty on any of the partners or members, as applicable, (including without limitation, the general partners or members, as applicable) of the Apollo Operating Group entities or on the respective affiliates of any such partner or member, as applicable. Further, the partners or members, as applicable, under the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities waive any and all fiduciary duties that, without such waiver, may exist at or be implied by law or equity, and in doing so, the partners or members, as applicable, recognize, acknowledge and agree that their duties and obligations to one another and to the entities are only as expressly set forth in the partnership or limited liability company agreements, as applicable, and those required by the Delaware Revised Uniform Limited Partnership Act, the Exempted Limited Partnership Law (as amended) of the Cayman Islands or the Limited Liability Company Act, Interim Revised Statutes of Anguilla, Chapter 6, as applicable.

Indemnification

Our operating agreement provides, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: our manager; any departing manager; any person who is or was an affiliate of our manager or any departing manager; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any departing manager or any affiliate of us or our subsidiaries, our manager or any departing manager; any person who is or was serving at the request of our manager or any departing manager or any affiliate of our manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our manager. see “Description of Class A Shares and Operating Agreement—Operating Agreement—Indemnification.”	The partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities provide, in most circumstances, for the indemnification of the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) in connection with any action, suit, investigation or proceeding by reason of his status as such: each respective general partner or member (including any former member), as applicable; each respective limited partner; applicable tax advisor, former and present director; officer; consultant; advisor; manager (including any former manager); member; employee; or stockholder.

Apollo Global Management, LLC	Apollo Operating Group Entities

Shareholder/Limited Partner/Member/Voting Rights

Our shareholders have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of our shareholders are limited as set forth in our operating agreement and in the Delaware LLC Act. For example, our general partner may generally make amendments to our operating agreement or certificate of formation without the approval of any shareholder as set forth under “—Amendments to Governing Instruments.”	Except as expressly provided in the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities, the limited partners or members, as applicable, of the Apollo Operating Group entities have no right to vote on any matter involving the entities, including with respect to any merger, consolidation, combination or conversion of the entity.

Special Meetings Called by Manager/Shareholders/Limited Partners/Members

Meetings of our limited partners may be called by our manager or holders of a majority of the voting power of the outstanding shares. For more information see “Description of Class A Shares and Operating Agreement—Operating Agreement—Meetings; Voting.”

Limited partners of the Apollo Operating Group partnerships have no right under their partnership agreements to call meetings of the partners.

Meetings of the board of managers of Apollo Principal Holdings XI, LLC, an Apollo Operating Group limited liability company, may be called by any manager on its board.

A meeting of the members of Apollo Principal Holdings XI, LLC can be called by the board of managers.

Action Through Writing

Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of the shareholders or without a meeting, without prior notice and without a vote if an approval in writing setting forth the action so taken is signed by shareholders owning not less than the minimum number of the votes that would be necessary to authorize or take that action at a meeting at which all the shareholders were present and voted. For more information see “Description of Class A Shares and Operating Agreement—Operating Agreement—Meetings; Voting.”	Any action required or permitted to be taken by the partners or members, as applicable, pursuant to the respective partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities will be taken if all partners or members, as applicable, whose consent or ratification is required consent thereto or provide ratification in writing.

Amendments to Governing Instruments

Our manager may amend our operating agreement without the approval of any shareholder for various specified reasons; provided, that no provision of our operating agreement that requires the vote or consent of shareholders holding, or holders of, a percentage of the voting power of outstanding voting shares required to take any action will be amended, altered, changed, repealed or rescinded in any respect that would have the	The partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities may be amended, supplemented, waived or modified by the written consent of the general partners or holders of a majority of voting shares, as applicable; provided that any amendment that would have a material adverse effect on the rights or preferences of any class of partnership or limited liability company units, as

Apollo Global Management, LLC	Apollo Operating Group Entities
effect of reducing such voting percentage unless such amendment is approved by the written consent or the affirmative vote of shareholders or holders of outstanding voting shares whose aggregate outstanding voting shares constitute not less than the voting or consent requirement sought to be reduced; provided further, that no amendment to our operating agreement may (i) subject to limited exception, enlarge the obligations of any member without its consent or (ii) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to our manager or any of its affiliates without our manager’s consent; provided further, that subject to limited exceptions, any amendment that would have a material adverse effect on the rights or preferences of any class of shares in relation to other classes of shares must be approved by the holders of not less than a majority of the outstanding shares of the class affected. For more information see “Description of Class A Shares and Operating Agreement— Operating Agreement—Amendment of the Operating Agreement.”	applicable, in relation to other classes of partnership or limited liability company units, as applicable, must be approved by the holders of not less than a majority of the percentage interests of the class of partnership or limited liability company units, as applicable, affected; provided further, that the general partners or board of managers, as applicable, may, without the written consent of any limited partner or member, as applicable, or any other person, amend, supplement, waive or modify any provision of the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect: (i) any amendment, supplement, waiver or modification that the general partners or board of managers, as applicable, determine to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of equity interest in the Apollo Operating Group entities; (ii) the admission, substitution, withdrawal or removal of partners or members, as applicable, in accordance with the partnership or limited liability company agreements, as applicable, of the Apollo Operating Group entities; (iii) a change in the name of the Apollo Operating Group entities, the location of the principal place of business of the Apollo Operating Group entities, the registered agent of the Apollo Operating Group entities or the registered office of the Apollo Operating Group entities; (iv) any amendment, supplement, waiver or modification that the general partners or board of managers, as applicable, determine in their sole discretion to be necessary or appropriate to address changes in U.S. Federal income tax regulations, legislation or interpretation; and (v) a change in the fiscal year or taxable year of the Apollo Operating Group entities and any other changes that the general partners or board of managers, as applicable, determine to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Apollo Operating Group entities including a change in the dates on which distributions are to be made by the Apollo Operating Group entities.

Asset Sales, Mergers and Consolidations

Our operating agreement generally prohibits our manager, without the prior approval of the holders of a majority of the voting power of our outstanding voting shares, from causing us to sell, exchange or otherwise dispose of all or substantially all of our and our subsidiaries’ assets, taken as a whole, in a single transaction or a series of related transactions. However, our manager in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our and our subsidiaries’ assets	The general partners or board of managers, as applicable, of the Apollo Operating Group entities may sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions without the consent of the limited partners or members, as applicable. The general partners or board of managers, as applicable, of the Apollo Operating Group entities may merge or consolidate or otherwise combine such entities without the consent of the limited partners or members, as applicable, except as prohibited by applicable law.

Apollo Global Management, LLC	Apollo Operating Group Entities
(including for the benefit of persons other than us or our subsidiaries, including our affiliates) without that approval. Our manager may also sell all or substantially all of our or our subsidiaries’ assets under any forced sale of any or all of our or our subsidiaries’ assets pursuant to the foreclosure of, or other realization upon, those encumbrances without that approval. Pursuant to the agreement among Managing Partners, Mr. Black, as a member of the executive committee of our manager, will have the right of veto over, among other things, certain sales or other dispositions of the Apollo Operating Group and/or its subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party. Our operating agreement also prohibits our manager from merging, consolidating or combining us with one or more other business entities without the approval of the holders of a majority of the voting power of our outstanding voting shares, except to convert us to another limited liability entity if certain conditions are met. For additional information see “Description of Class A Shares and Operating Agreement—Operating Agreement—Merger, Sale or Other Disposition of Assets.”

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion of the material U.S. Federal tax considerations relating to an investment in Class A shares insofar as it expresses conclusions as to the application of U.S. Federal tax law is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. Federal income tax counsel. For purposes of this section, references to “Apollo,” “we,” “our,” and “us” mean only Apollo Global Management, LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is not a comprehensive discussion of all of the U.S. Federal income tax considerations applicable to us or that may be relevant to a particular holder of Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of Class A shares that also hold preferred shares or are subject to special treatment under the U.S. Federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, real estate investment trusts, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding Class A shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons required to accelerate the recognition of an item of gross income with respect to Class A shares as a result of such income being recognized on an applicable financial statement, charitable remainder unit trusts, common trust funds or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of Class A shares will hold their Class A shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including owners in an entity treated as a partnership for U.S. Federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner (or owner), and is not specifically addressed herein. Partners in partnerships (or owners in entities treated as partnerships for U.S. Federal income tax purposes) purchasing Class A shares are urged to consult their own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of Class A shares or instruments similar to Class A shares for U.S. Federal income tax purposes. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, we have not and will not seek any advance rulings from the IRS regarding any matter discussed in this prospectus.

Accordingly, prospective holders of Class A shares are urged to consult their own tax advisors to determine the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. Federal income tax purposes.

Taxation of the Company

Taxation of Apollo. While we are organized as a limited liability company and currently intend to operate so that we will be treated for U.S. Federal income tax purposes as a partnership, and not as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances we cannot give any assurance that we will so qualify for any particular year. Our treatment as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below).

Accordingly, we cannot give any assurance that the actual results of our operations for any taxable year will satisfy the qualifying income exception. Furthermore, it is possible that the U.S. Federal income tax law could be amended by Congress so as to cause part or all of our income to be non-qualifying income under the publicly traded partnership rules. A change in the administrative or judicial interpretation of the U.S. Federal income tax law could also create this result. See “—Administrative Matters— Possible New Legislation or Administrative or Judicial Action” below. Additionally, as we announced on May 2, 2019, our manager has determined it is prudent to convert from a limited liability company treated as a partnership for U.S. Federal income tax purposes to a corporation, which conversion remains subject to the approval of the conflicts committee of our board of directors.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or upon the completion of our conversion into a corporation, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception or the effective date of the conversion to a corporation, in return for stock of the corporation, and then distributed such stock to the holders of Class A shares and preferred shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC (as defined below) or we are treated as engaged in a U.S. trade or business as discussed below in “—Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes, (i) we would be subject to U.S. Federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby substantially reducing the amount of any cash available for distribution to holders and (ii) distributions made to the holders of our Class A shares would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in Class A shares, or as taxable capital gain, after the holder’s basis was reduced to zero. In addition, distributions treated as dividends to holders that are non-U.S. persons would be subject to withholding tax. The net effect of such treatment would be, among other things, to subject the income from APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC and APO UK (FC), Limited to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. Federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. Federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. We expect that we will be treated as a publicly traded partnership for U.S. Federal income tax purposes.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. Federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our investments will earn interest, dividends, capital gains and other types of qualifying income, however, we cannot give any assurance as to the types of income that will be earned in any given year.

While we are treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. We cannot give any assurance, however, that we will do so or that the IRS will not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. Federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders (during the failure period) of our Class A shares and preferred shares agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. Federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of Class A shares and preferred shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the underlying partnerships (including entities that we intend to be treated as partnerships for U.S. Federal income tax purposes) of the Apollo Operating Group will be treated as partnerships for U.S. Federal income tax purposes.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. For example, some of our subsidiaries will be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. Federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their U.S. Federal income tax liability. For non-corporate U.S. shareholders, the deductibility of state and local taxes will also be subject to substantial limitations for taxable years 2018 through 2025.

APO Corp. APO Corp. is taxable as a corporation for U.S. Federal income tax purposes. Accordingly, even though we expect to qualify as a partnership for U.S. Federal income tax purposes, the income from the portion of our business that we hold through APO Corp. will be subject to U.S. Federal corporate income tax and other taxes. As the holder of APO Corp.’s shares, we will not be taxed directly on earnings of entities we hold through APO Corp. Distributions of cash or other property that APO Corp. pays to us will constitute dividends for U.S. Federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). If the amount of a distribution by APO Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in APO Corp.’s common stock, and thereafter will be treated as a capital gain.

APO (FC), LLC; APO (FC II), LLC; APO (FC III), LLC; APO UK (FC), Limited. APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC and APO UK (FC), Limited (the “offshore intermediate corporations”) are taxable as corporations for U.S. Federal income tax purposes. Accordingly, any income from the portion of our business that we hold through the offshore intermediate corporations that is treated as effectively connected with a U.S. trade or business will be subject to U.S. Federal income tax at corporate rates and other taxes. The income from the portion of our business that we hold through APO UK (FC), Limited will be subject to UK corporation tax and other taxes. The offshore intermediate corporations will be considered controlled foreign corporations, or “CFCs,” for U.S. Federal income tax purposes. Accordingly, each U.S. holder of our Class A shares may be required to include in income its allocable share of “Subpart F” income of the offshore intermediate corporations. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the offshore intermediate corporations’ Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the offshore intermediate corporations. The tax basis of the shares we hold of the offshore intermediate corporations, and a holder’s tax basis in our Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the offshore intermediate corporations from U.S. sources. Such income will not be eligible for the reduced rate of tax that may be applicable to “qualified dividend income” for individual U.S. persons. Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed. For further discussion of CFC treatment, see “—Taxation of Holders of Class A Shares— Passive Foreign Investment Companies and Controlled Foreign Corporations” below. In addition, in December 2017, President Trump signed into law Public Law Number 115-97, formerly known as the Tax Cuts and Jobs Act (the “TCJA”), which introduced a new minimum tax on “global intangible low-taxed income” or “GILTI,” which may require certain holders of our Class A shares to pay tax at the highest rates applicable to ordinary income on their allocable share of GILTI generated by certain CFCs that we own directly or indirectly. Although we are still evaluating the new minimum tax imposed on GILTI and the full impact of such tax is unclear at this point, it is possible that certain Class A shareholders may be required to recognize income without the receipt of cash relating to such income.

APO Asset Co., LLC. APO Asset Co., LLC is a wholly-owned limited liability company. APO Asset Co., LLC will be treated as an entity disregarded as separate from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of APO Asset Co., LLC will be treated as our assets, liabilities and items of income, deduction and credit.

Personal Holding Companies. APO Corp. could be subject to additional U.S. Federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. Federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. Federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. Federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of stock in APO Corp. Consequently, APO Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. Certain aspects of the gross income test cannot be predicted with certainty. Thus, we cannot give any assurance that APO Corp. will not become a PHC in the future.

If APO Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S. Federal income tax liability except as described below under “—Administrative Matters—Partnership Audit Legislation.” Instead, each holder of Class A shares in computing such holder’s U.S. Federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of APO Asset Co., LLC as an entity disregarded as separate from us for U.S. Federal income tax purposes, any Subpart F income and GILTI) for each of our taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions from us. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Limits on Deductions for Losses and Expenses. A holder’s deduction of its share of our losses, if any, will be limited to such holder’s tax basis in its Class A shares and, if such holder is an individual or a corporation that is subject to the “at risk” rules, to the amount for which such holder is considered to be “at risk” with respect to our activities, if that is less than such holder’s tax basis. In general, a holder of Class A shares will be at risk to the extent of such holder’s tax basis in its Class A shares, reduced by (1) the portion of that basis attributable to such holder’s share of our liabilities for which such holder will not be personally liable and (2) any amount of money such holder borrows to acquire or hold its Class A shares, if the lender of those borrowed funds owns an interest in us, is related to such holder or can look only to the Class A shares for repayment. A holder’s at risk amount will generally increase by its allocable share of our income and gain and decrease by cash distributions to such holder and such holder’s allocable share of losses and deductions. A holder must recapture losses deducted in previous years to the extent that distributions cause such holder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that a holder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

We do not expect to generate any income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder of Class A shares may not be offset by any Section 469 passive losses of such holder from other sources and any losses we allocate to a holder generally may not be used to offset Section 469 passive income of such holder from other sources. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets, including potentially Section 470 of the Code or the new excess business loss limitation introduced by the TCJA. Prospective holders of Class A shares are urged to consult with their own tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Syndication Fees. In general, neither we nor any U.S. holder of Class A shares may deduct syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. A holder’s share of our interest expense is likely to be treated as “investment interest” expense. If a holder is a non-corporate taxpayer, the deductibility of “investment interest” expense is generally limited to the amount of such holder’s “net investment income.” A holder’s share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if a holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a holder’s share of our interest expense.

The computation of a holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a Class A share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a holder of Class A shares elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. For taxable years 2018 through 2025, a non-corporate U.S. holder of Class A shares (including a shareholder of an S corporation and the owner of a grantor trust) may neither deduct nor capitalize its share of any investment-related expenses incurred by us. After 2025, a non-corporate U.S. holder of Class A shares may deduct such investment-related expenses subject to substantial limitations. Prospective non-corporate holders of Class A shares are urged to consult their own tax advisors with respect to the application of these limitations.

Allocation of Profits and Losses. For each of our fiscal years, each holder of Class A shares shall be allocated its allocable share of items of income, gain, loss, deduction or credit recognized by us (including those items of APO Asset Co., LLC, which is an entity disregarded as separate from us for U.S. Federal income tax purposes). To the extent that our managing partners and contributing partners exchange Apollo Operating Group units for Class A shares, such income and gain will from time to time include the built-in income or gain inherent in the underlying assets of the Apollo Operating Group at the time of such exchange. Section 704(c) of the Code arguably requires that we specially allocate such built-in income or gain to the holders of these specific Class A shares. However, since we do not expect to be able to identify these specific Class A shares following their sales on the market by such partners, we expect that we will not be able to make such special allocations to the holders of these specific Class A shares. Accordingly, such built-in income or gain will likely be allocated pro rata among all holders of Class A shares.

We may make investments that produce taxable income before they generate cash and/or may devote cash flow to make other investments, make distributions on our preferred shares or pay principal amount of debt. Therefore the amount of taxable income that we allocate to you may exceed your cash distributions, and this excess may be substantial.

We must allocate items of partnership income and deductions between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial share of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to you even if you do not receive any distributions.

If the IRS does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, a holder’s tax liabilities could be adjusted to its possible detriment. Our manager is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period). See “—Administrative Matters—Possible New Legislation or Administration or Judicial Action” below.

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the Class A shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (a) distributions from us, (b) the holder’s allocable share of items of our deductions and losses, and (c) the holder’s allocable share of any reduction in our liabilities.

Holders who purchase Class A shares in separate transactions must combine the basis of their Class A shares and maintain a single adjusted tax basis for all of their Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its Class A shares exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. Federal income tax purposes.

Disposition of Class A Shares. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the holder’s share of our liabilities) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its Class A shares exceeds one year. If we have not made a qualifying electing fund, or “QEF,” election to treat our interest in a passive foreign investment company, or “PFIC,” as a QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a CFC, for instance the offshore intermediate corporations, Athene or certain portfolio companies owned by our funds, may be ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.”

Holders who purchase Class A shares at different times and intend to sell all or a portion of their Class A shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain split holding period rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of its transferred Class

A shares, provided (i) its Class A shares are divided into identifiable shares with ascertainable holding periods, (ii) the selling holder can identify the portion of the Class A shares transferred, and (iii) the selling holder elects to use the identification method for all sales or exchanges of our Class A shares.

Foreign Tax Credit Limitations. Holders of Class A shares will generally be entitled to a foreign tax credit with respect to their allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on the particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, holders of Class A shares may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. Federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. Federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” will depend upon the exact nature of our future investments. We intend to operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. In addition, as discussed above under “—Allocations of Profits and Losses,” we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in Class A shares may recognize income for U.S. Federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Code for avoiding income and excise taxes. RICs are urged to consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. Federal income tax purposes and, therefore, exempt from U.S. Federal income taxation, may nevertheless be subject to unrelated business income tax to the extent, if any, that its allocable share of our income consists of unrelated business taxable income, or “UBTI.” A tax-exempt partner of a partnership that engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership generally could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

Additionally, as a result of changes introduced by the TCJA, tax-exempt holders will be required to calculate UBTI separately with respect to each trade or business in which they have an interest and will not be able to use a net operating loss from one trade or business to offset UBTI from another trade or business. Accordingly, losses generated by one trade or business in which such tax-exempt holder has an interest may not be used to reduce UBTI generated by another trade or business in which such tax-exempt holder has an interest, and such loss must instead be carried forward to subsequent years to offset UBTI generated by the same trade or business. The use of a net operating loss arising in a taxable year beginning before January 1, 2018 is not subject to such limitation. For these purposes, the IRS recently issued a notice that permits tax-exempt organizations to aggregate their investments in partnerships (and entities treated as partnerships for U.S. Federal income tax purposes) and treat them as one trade or business if certain requirements are satisfied with respect to each relevant partnership (or entity treated as a partnership for U.S. Federal income tax purposes). Prospective non-U.S. holders of our Class A shares are urged to consult their own tax advisors regarding these rules.

An investment in Class A shares will give rise to UBTI, in particular from “debt-financed” property, because APO Asset Co., LLC and/or its subsidiaries will borrow funds from APO Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property. We will not make investments through taxable corporations solely for the purpose of limiting UBTI from “debt-financed” property and other sources.

Prospective tax-exempt holders are urged to consult their own tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies and Controlled Foreign Corporations. It is possible that we will invest in non-U.S. corporations treated as PFICs or CFCs. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. In the case of PFICs, a U.S. Class A shareholder’s share of certain distributions from such corporations and gains from the sale by us of interests in such corporations (or gains from the sale by a U.S. Class A shareholder of their interest) could be subject to an interest charge and certain other disadvantageous tax treatment. A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. Federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned actually or constructively by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns actually or constructively 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or 10% or more of the total value of shares of all classes of stock of the non-U.S. entity. In the case of CFCs, a portion of the income of such corporations (whether or not distributed) could be imputed currently as ordinary income to certain U.S. Class A shareholders. Furthermore, in the case of PFICs and CFCs, gains from the sale by us of an interest in such corporations (or gains recognized by certain U.S. Class A shareholder on the sale of their interest) could be characterized as ordinary income (rather than as capital gains) in whole or in part. If we make a QEF election with respect to a PFIC, each U.S. Class A shareholder would in general be required to include in income annually its share of the PFIC’s current income and gains (losses are not currently deductible), but would avoid the interest charge and ordinary income treatment as to gains described above. As a result of a QEF election, a U.S. Class A shareholder could recognize income subject to tax prior to the receipt by us of any distributable proceeds. We cannot give any assurance that the QEF election will be available with respect to a PFIC that we invest in or that we will make a QEF election. In addition, certain holders of our Class A shares may be required to pay tax at the highest rates applicable to ordinary income on their allocable share of GILTI generated by certain CFCs that we own directly or indirectly.

Additional Tax on Net Investment Income. U.S. persons that are individuals, estates or trusts are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in Class A shares will be included in a holder’s “net investment income” subject to this additional tax.

U.S. Federal Estate Taxes. If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. Federal estate tax purposes, then a U.S. Federal estate tax might be payable with respect to such Class A shares in connection with the death of such person. Prospective individual U.S. holders of Class A shares are urged to consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with respect to Class A shares.

Investment Structure. To manage our affairs so as to meet the qualifying income exception (discussed above) and comply with certain requirements in our operating agreement, we may need to structure certain investments through entities classified as corporations for U.S. Federal income tax purposes. However, because our Class A shareholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our Class A shareholders to the same extent, and may even impose additional tax burdens on some of our Class A shareholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. Federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. Federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. Federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. Federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business (“effectively connected income” or “ECI”). Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such ECI. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our methods of operation will not result in a determination that we are engaged in a U.S. trade or business, we cannot give any assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as ECI with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in Class A shares in such year, such holder generally would be (i) subject to withholding by us on any actual distributions, (ii) required to file a U.S. Federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. Federal income tax at regular U.S. Federal income tax rates on any such ECI. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of our ECI. Any amount so withheld would be creditable against such non-U.S. person’s U.S. Federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. Federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. Federal income tax purposes as ECI, and hence such non-U.S. person could be subject to U.S. Federal income tax and branch profits tax on the sale or exchange.

Additionally, if we are treated as engaged (directly or indirectly) in a trade or business within the United States, any gain realized by a non-U.S. holder from the sale or exchange of Class A shares would constitute ECI to the extent such holder’s distributive share of the amount of gain would have been treated as ECI if we had sold all of our assets at their fair market value as of the date of the sale or exchange of such holder’s shares. Furthermore, the transferee of such Class A shares may be required to deduct and withhold a tax equal to 10% of the amount realized (or deemed realized) on the sale or exchange such Class A shares. If the transferee fails to withhold the required amount, we may be required to deduct and withhold from distributions to the transferee a tax in an amount equal to the amount the transferee failed to withhold (plus interest on such amount). Even if a non-U.S. holder disposes of its shares in a transaction that otherwise qualifies as a non-recognition transaction, such non-U.S. holder may recognize gain and be subject to the withholding if we are treated as engaged in a U.S. trade or business. The U.S. Treasury

Department has the regulatory authority to prescribe circumstances in which certain non-recognition provisions will continue to apply to defer the recognition of gain. The IRS has released a notice suspending the withholding requirements described above for shares of publicly traded partnerships, such as us until such time as regulations or other guidance have been issued. As a result, it is unclear how this provision may impact transfers of Class A shares in the future.

Under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” provisions of the Code, certain non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, certain non-U.S. persons who invest directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will generally be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property) through APO Asset Co., LLC that could constitute investments in U.S. real property or USRPHCs. If we make such investments, certain non-U.S. persons will be subject to U.S. Federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest, including distributions from real estate investment trust investments that are attributable to gains from the sale of U.S. real property, and will be subject to the tax return filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. Federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. Federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

U.S. Federal Estate Tax Consequences. The U.S. Federal estate tax treatment of Class A shares with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If Class A shares are includible in the U.S. gross estate of such person, then a U.S. Federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. holders of Class A shares who are non-citizens and not residents of the United States are urged to consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with regard to Class A shares.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

Administrative Matters

Tax Matters Partner and Partnership Representative. Our manager acts as our “tax matters partner” for taxable years beginning on or before December 31, 2017 and as our “partnership representative” for taxable years beginning after December 31, 2017. Our manager will have the authority, subject to certain restrictions, to appoint another person to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections. We have not made and currently do not intend to make the election permitted by Section 754 of the Code with respect to us. Each of AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P. and the entities controlled by Apollo Management Holdings, L.P. has made such an election while, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo

Principal Holdings XI, LLC and Apollo Principal Holdings XII, L.P. have not made such an election and currently do not intend to make the election. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of Class A shares under Section 743(b) of the Code to reflect the purchase price of the Class A shares paid by the transferee. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets and (2) the Section 743(b) adjustment to that basis. Because we own our interests in AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P., the entities controlled by Apollo Management Holdings, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC and Apollo Principal Holdings XII, L.P. indirectly through entities that are corporations for U.S. Federal income tax purposes, there is no adjustment to the inside basis for a transferee of Class A shares in respect of AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P., the entities controlled by Apollo Management Holdings, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC or Apollo Principal Holdings XII, L.P. regardless of whether a Section 754 election is made in respect of us or those partnerships.

If no Section 754 election is made, there would be no adjustment for the transferee of Class A shares, even if the purchase price of those Class A shares is higher than the transferor’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Even assuming no Section 754 election is made, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such Class A shares.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us if we make elections under Section 754, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A shares to be the lowest quoted trading price of Class A shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of Class A shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Information Returns. As soon as reasonably practicable after the end of each fiscal year, we will furnish to you tax information (including Schedule K-1), which describes on a U.S. dollar basis your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore likely that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your allocable share of our income, gain, loss and/or deduction and necessitate that you file amended tax returns for the taxable year(s) affected to reflect such adjustment. If you are not a U.S. person, we cannot give any assurance that the tax information we furnish will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You are urged to consult with your own tax advisors regarding such information reporting requirements.

With respect to partnership tax returns for taxable years beginning after December 31, 2017, unless the partnership qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the partnership rather than the partners of such partnership. In general, under the default procedures, taxes imposed on us would be assessed at the highest rate of tax applicable for the reviewed year and determined without regard to the character of the income or gain, the tax status of our shareholders or the benefit of any shareholder-level tax attributes (that could otherwise reduce any tax due).

Under the elective alternative procedure, we would issue information returns to persons who were shareholders in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and we would not be liable for the adjustments to the amount of tax due (including interest and penalties). The Treasury recently released regulations relating to the elective alternative procedure mechanics, which resolved several uncertain aspects of these mechanics, however aspects of these changes remain unclear. Our manager has discretion whether or not to make use of this elective alternative procedure and has not determined whether or to what extent the election will be available or appropriate.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. Penalties for failing to furnish this information may be substantial. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished by us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest in our profits and capital is acquired by a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two-year period, we will be required to change our tax year to the tax year of that group of partners. We may request permission from the IRS to adopt a tax year end of December 31.

Treatment of Amounts Withheld. If we withhold any tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the applicable taxing authority. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Withholding and Backup Withholding. For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. Federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular holder of Class A shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but, if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of our Class A shares on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

Under the backup withholding rules, holders of Class A shares may be subject to backup withholding tax with respect to distributions paid unless: (i) you are a corporation or come within another exempt category and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A holder of Class A shares that is a non-U.S. person may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund.

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Foreign Account Tax Compliance Act. Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), a 30% U.S. withholding tax may apply to certain payments on, or, subject to the discussion of proposed regulations below, the gross proceeds from, a disposition of any U.S. stock or securities, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Holders of Class A shares that are non-U.S. persons are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in our Class A shares. Recently proposed regulations, if finalized, would eliminate such withholding on the payments of gross proceeds. The preamble to the proposed regulations state that taxpayers may generally rely on the proposed regulations until final regulations are issued. Prospective non-U.S. holders of our Class A shares are urged to consult their own tax advisors regarding these rules and whether they may be relevant to their ownership and disposition of Class A shares.

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. Federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on U.S. Federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares are urged to consult their own tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Possible New Legislation or Administrative or Judicial Action. The rules dealing with U.S. Federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations.

In particular, there is limited guidance regarding the application and interpretation of the TCJA, and as a result, there is significant uncertainty regarding how the provisions of the TCJA will be interpreted. In addition, it is possible that technical corrections legislation may be passed that could alter or clarify the TCJA, likely with retroactive effect. There can be no assurance, however, that technical clarifications or other legislative changes that may be needed to prevent unintended or unforeseen adverse tax consequences will be enacted by Congress.

In addition, the present U.S. Federal income tax treatment of an investment in Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Future changes to the U.S. Federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the “qualifying income exception” to be treated as a partnership that is not taxable as a corporation for U.S. Federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income and adversely affect an investment in Class A share. Our structure is also subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis as described in the section entitled “Risk Factors” in our 2018 Annual Report, which is incorporated by reference in this prospectus. We and our shareholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Our organizational documents and agreements permit the manager to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares. In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Class A shares is urged to consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Class A shares.

Conversion to a Corporation

As announced on May 2, 2019, we intend to convert from a publicly traded partnership to a corporation. The details of the conversion remain subject to the approval of the conflicts committee of Apollo Global Management, LLC’s board of directors. Following the completion of the conversion, we intend to update the above discussion to reflect certain material U.S. federal tax considerations relevant to an investment in the common stock of a corporation.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO APOLLO AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS OFFERING CIRCULAR, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF CLASS A SHARES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

PLAN OF DISTRIBUTION

This prospectus relates to the issuance from time to time of Class A shares representing our Class A limited liability company interests to holders of an equal number of Apollo Operating Group units. The Class A shares units registered under this prospectus will only be issued to the extent that holders of Apollo Operating Group units exchange such partnership or limited liability company units, as applicable, for our Class A shares pursuant to the Exchange Agreement. We will not receive any cash proceeds from the issuance of any of our Class A shares upon an exchange of Apollo Operating Group units, but we will acquire the Apollo Operating Group units exchanged for our Class A shares that we issue to an exchanging holder.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the Class A shares offered by this prospectus.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Apollo Global Management, LLC 2018 Annual Report on Form 10-K and the effectiveness of Apollo Global Management, LLC’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant in connection with the issuance and distribution of the Class A shares being registered hereby. All of such expenses are estimates, other than the filing and listing fees payable to the Securities and Exchange Commission and the New York Stock Exchange.

Listing Fee—New York Stock Exchange	$—
Fees and Expenses of Counsel	50,000
Printing Expenses	15,000
Fees and Expenses of Accountants	11,667
Filing Fee—Securities and Exchange Commission	49,332

Total	$125,999

ITEM 15	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 108 of the Delaware Limited Liability Company Act empowers us to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever. Pursuant to Section 6.20 of our Third Amended and Restated Limited Liability Company Agreement, we will generally indemnify our members, managers, officers, directors and affiliates of the managers and certain other specified persons to the fullest extent permitted by the law against all losses, claims, damages or similar events. We have entered into indemnification agreements with each of our executive officers and certain of our employees which set forth the obligations described in “Description of Class A Shares—Indemnification.” We also currently maintain liability insurance for our directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Reference is made to Item 17 for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

ITEM 16	EXHIBITS

Exhibit Number	Description

4.1	Certificate of Formation of Apollo Global Management, LLC.

4.2	Third Amended and Restated Limited Liability Company Agreement of Apollo Global Management, LLC dated March 19, 2018.

4.3	Specimen Certificate evidencing the Registrant’s Class A shares.

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding validity of the Class A shares registered

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters

23.1*	Consent of Deloitte & Touche LLP with respect to financial statements of Apollo Global Management, LLC

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included as part of Exhibits 5.1 and 8.1)

24.1	Power of Attorney (included in signature page)

*	Filed herewith.

ITEM 17	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) (a)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 21st day of June, 2019.

APOLLO GLOBAL MANAGEMENT, LLC

By:	/s/ John J. Suydam
Name: John J. Suydam
Title: Chief Legal Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Martin Kelly and John J. Suydam, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 21st day of June, 2019.

Signature	Title

/s/ Leon Black	Chairman, Chief Executive Officer and Director
Leon Black	(Principal Executive Officer)

/s/ Martin Kelly	Chief Financial Officer and Co-Chief Operating Officer
Martin Kelly	(Principal Financial Officer)

/s/ Robert MacGoey	Chief Accounting Officer
Robert MacGoey	(Principal Accounting Officer)

/s/ Joshua Harris	Senior Managing Director and Director
Joshua Harris

/s/ Marc Rowan	Senior Managing Director and Director
Marc Rowan

/s/ Michael Ducey	Director
Michael Ducey

/s/ AB Krongard	Director
AB Krongard

/s/ Pauline Richards	Director
Pauline Richards

Director
Robert Kraft

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